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                        FIRST NATIONWIDE HOLDINGS INC.
        RATIO OF EARNINGS TO COMBINED FIXED CHARGES, MINORITY INTEREST
                        AND PREFERRED STOCK DIVIDENDS

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
                                                                 YEARS ENDED DECEMBER 31,
                                                ----------------------------------------------------------
                                                    1997        1996        1995        1994       1993
                                                ----------- -----------  ---------- ----------  ---------
Fixed charges (excluding interest on
 deposits):
Interest on borrowings ........................  $  693,819  $  388,626   $287,456    $ 98,888   $ 16,700
Total fixed charges (excluding interest on
 deposits) ....................................     693,819     388,626    287,456      98,888     16,700
Rent interest factor ..........................       7,857       5,044      6,628       1,746        361
Income before income taxes, extraordinary item
 and minority interest ........................     297,861     549,208    122,450      31,928    146,618
Earnings ......................................     999,537     942,878    416,534     132,562    163,679
Fixed charges (excluding interest on
 deposits).....................................     701,676     393,670    294,084     100,634     17,061
Minority interest and preferred stock
 dividends ....................................     102,135      48,045     34,584           0          0
Combined fixed charges excluding interest on
 deposits, minority interest and preferred
 stock dividends ..............................     803,811     441,715    328,668     100,634     17,061
Ratio of earnings to combined fixed charges
 (excluding interest on deposits), minority
 interest and preferred stock dividends  ......        1.24x       2.13x      1.27x       1.32x      9.59x
FIXED CHARGES (INCLUDING INTEREST ON DEPOSITS):
Interest on deposits ..........................  $  746,985  $  419,174   $447,359    $100,957   $ 55,410
Interest on borrowings ........................     693,819     388,626    287,456      98,888     16,700
total fixed charges (including interest on
 deposits ) ...................................   1,440,804     807,800    734,815     199,845     72,110
Rent interest factor ..........................       7,857       5,044      6,628       1,746        361
Income before income taxes, extraordinary item
 and minority interest ........................     297,861     549,208    122,450      31,928    146,618
Earnings ......................................   1,746,522   1,362,052    863,893     233,519    219,089
Fixed charges (including interest on deposits     1,448,661     812,844    741,443     201,591     72,471
Minority interest and preferred stock
 dividends ....................................     102,135      48,045     34,584           0          0
Combined fixed charges (including interest on
 deposits ), minority interest and preferred
 stock dividends ..............................   1,550,796     860,889    776,027     201,591     72,471
Ration of earnings to combined fixed charges
 (including interest on deposits), minority
 interest and preferred stock dividends  ......        1.13x       1.58x      1.11x       1.16x      3.02x
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